UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

Saul Centers, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-12254	52-1833074
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland		20814-6522
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code

(301) 986-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Saul Holdings Limited Partnership (the “Partnership”), the operating partnership for Saul Centers, Inc., entered into that certain Credit Agreement, dated May 21, 2012, by and among the Partnership, as Borrower, the financial institutions party thereto and their assignees under Section 13.6, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner (the “Agreement”).

The Agreement replaces that certain Revolving Credit Agreement, dated as of December 19, 2007, by and among the Partnership, as Borrower, U.S. Bank National Association, as Administrative Agent and Sole Lead Arranger, Wells Fargo Bank National Association, as Syndication Agent, and U.S. Bank National Association, Wells Fargo Bank National Association, Compass Bank, and Capital One, N.A., as Lenders (as amended, the “Old Agreement”). The Old Agreement consisted of a $150,000,000 unsecured revolving credit facility (the “Old Facility”) with a maturity date of June 30, 2012, as extended pursuant to the terms thereof. As of the date the Old Facility was replaced, the applicable interest rate was 5.275% (LIBOR floor of 1.500% plus a spread of 3.775%).

The Agreement consists of a $175,000,000 revolving credit facility (the “New Facility”) maturing on May 20, 2016, which term may be extended by the Company for one additional year, subject to satisfaction of certain conditions.

Saul Centers, Inc. and certain subsidiaries of Saul Holdings Limited Partnership and Saul Centers, Inc. have guaranteed the payment obligations of the Partnership under the New Facility. For purposes of this Current Report on Form 8-K, all references to the “Company” refer, collectively, to Saul Centers, Inc., the Partnership and each of their subsidiaries that are parties to the New Facility.

Currently, no amounts are outstanding under the New Facility and $175,000,000 is available for borrowing. In general, loan availability under the New Facility is primarily determined by operating income from the Company’s existing unencumbered properties. Interest accrues at a rate of LIBOR plus a spread of 1.60% to 2.50% as determined by certain leverage tests. As of the May 21, 2012, the applicable spread for borrowings under the New Facility would be 1.90%.

The Agreement, similar to the Old Agreement, contains a number of covenants related to the Company’s ability to make investments, incur liens, engage in certain affiliate transactions, and engage in major transactions such as mergers. In addition, the Agreement requires the Company and its subsidiaries to satisfy certain financial covenants, including, but not limited to:

•	limiting the amount of debt so that the ratio of Total Indebtedness to Total Asset Value (each as defined in the Agreement) does not exceed 0.60 to 1.00;

•	limiting the amount of debt so that interest coverage is not less than 2.0 to 1 on a trailing 4 consecutive fiscal quarters basis;

•	limiting the amount of debt so that interest, scheduled principal amortization and preferred dividend coverage is not less than 1.3 to 1 on a trailing 4 consecutive fiscal quarters basis;

•	maintaining a Minimum Tangible Net Worth (as defined in the Agreement) to be not less than $503,291,000 plus 80% of future net equity issuances; and

•	limiting the amount of floating rate indebtedness to less than 40% of Total Indebtedness.

Each of Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Capital One, N.A. and Citizens Bank of Pennsylvania is a lender under the New Facility. Some of the lenders or their affiliates from time to time have provided in the past, and may provide in the future, commercial lending services to the Company and its affiliates in the ordinary course of business.

The foregoing does not constitute a complete summary of the terms and conditions of the Agreement, which is attached hereto as Exhibit 10.1, or of the Old Agreement, which was attached as Exhibit 10.(b) to the Company’s Current Report on Form 8-K, dated August 11, 2010, as Exhibit 10.(l) of the June 30, 2009 Quarterly Report of the Company (with respect to the Modification to Revolving Credit Agreement, dated April 30, 2009), as Exhibit 10.(l) of the June 30, 2009 Quarterly Report of the Company (with respect to the Second Modification to Revolving Credit Agreement, dated July 9, 2009), as Exhibit 10.(l) of the June 30, 2009 Quarterly Report of the Company (with respect to the Third Modification to Revolving Credit Agreement, dated July 28, 2009), and as Exhibit 10.(j) of the September 30, 2010 Quarterly Report of the Company (with respect to the Fourth Modification to Revolving Credit Agreement dated August 30, 2010). The description contained herein of the terms and conditions of the Agreement and the Old Agreement is qualified in its entirety by reference to the Agreement and Old Agreement, respectively.

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 is included in Item 1.01 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated May 21, 2012, by and among Saul Holdings Limited Partnership, as Borrower, the financial institutions party thereto and their assignees under Section 13.6, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner.

10.2	Guaranty, dated May 21, 2012, by and between Saul Centers, Inc., Saul Subsidiary I Limited Partnership, 11503 Rockville Pike LLC, Westview Village Center LLC, Kentlands Lot 1, LLC, Briggs Chaney Plaza, LLC, Metro Pike Center LLC and Avenel VI, Inc., as Guarantors, in favor of Wells Fargo Bank, National Association, as Administrative Agent for the lenders from time to time party to that certain Credit Agreement dated May 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUL CENTERS, INC.

By:	/S/ Scott V. Schneider
Name:	Scott V. Schneider
Title:	Senior Vice President and Chief Financial Officer

Dated: May 24, 2012